Exhibit 99.1

    News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Media Contact

Susan Nelson

Vice President, Global Communications

and Public Affairs

Dine Brands Global, Inc.

818-637-4726

Dine Brands Global, Inc. Reports First Quarter 2020 Results

Comments on Strong Liquidity and Cash Position

GLENDALE, Calif., April 29, 2020 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced financial results for the first quarter of 2020.

“As we continue to face new challenges posed by the COVID-19 pandemic, I’d like to extend a heartfelt thank you to our family of team members and franchisees for their tireless dedication and resilience. Despite the tremendous adversity we’ve seen, and will continue to see, I could not be prouder of how our teams, franchisees and brands have come together to support one another and their communities. As we work to navigate this situation together, protecting our team members and our guests has remained our number one priority and guides every decision. We have enhanced procedures throughout our system to improve upon restaurant health and safety amid this pandemic, leveraging information from the experts, the Centers for Disease Control and Prevention and state and local governments, as well as our own guidelines to protect our people and the communities we serve as best as we can,” said Steve Joyce, chief executive officer of Dine Brands Global, Inc.

Mr. Joyce added, “The physical distancing measures, shelter-in-place orders and government mandates requiring restaurants to close dining rooms, while critical to flatten the curve, have made a significant impact on the operations of our business and that of the entire industry. As you’ll see, our operating results in the first quarter were affected by the meaningful decline in traffic in March. It’s clear that we are operating in a time of great uncertainty and we expect this trend to continue for the near term. Looking to the future, we are uniquely positioned with two of the industry’s most iconic brands, IHOP and Applebee’s, highly experienced franchisees and dedicated team members. In addition, we have very strong liquidity with approximately $395 million of cash, of which $345 million is unrestricted cash. Our ability to swiftly pivot to an off-premise business model, our responsive approach to our franchisees and our ability to adapt and serve our guests in these ever-changing times will continue to serve us well in this adverse environment. Over their storied histories, IHOP and Applebee’s have been steadfast partners to their communities and neighbors around the world and that will undoubtedly continue. We know no other way.”

Cash Position

Dine Brands has taken precautionary measures to increase the Company’s financial flexibility due to the unprecedented conditions caused by COVID-19. As previously disclosed on March 19, 2020, the Company has drawn down a total of $220 million from its revolving financing facility.

As of March 31, 2020, the Company had $395.1 million of cash, including restricted cash of $34.2 million and non-current restricted cash of $16.4 million. The Company believes that its asset-light business model and cash position will provide strong liquidity during the crisis.

The Company estimates its cash general and administrative expenses to be approximately $35 million per quarter. The Company has $16.4 million of quarterly interest payments on its Series 2019-1 Class A-2-I, Fixed Rate Senior Secured Notes and Series 2019-1 Class A-2-II, Fixed Rate Senior Secured Notes. These projections exclude gross lease exposure of approximately $1.3 million per quarter on franchised restaurants that are currently closed and being evaluated by the Company.

The Company has temporarily suspended its quarterly cash dividend due to the COVID-19 crisis. On April 16, 2020, the Company announced that it had terminated all outstanding orders for repurchases of its common stock in the open market.

Domestic System-Wide Comparable Same-Restaurant Sales Performance

First Quarter of 2020

●

Despite 10 consecutive weeks of positive comparable same-restaurant sales and 9 consecutive weeks of positive comparable traffic since the beginning of 2020, Applebee’s comparable same-restaurant sales decreased 10.6% for the first quarter of 2020.

●	IHOP’s comparable same-restaurant sales decreased 14.7% for the first quarter of 2020.

●

The decline in sales for both brands was primarily due to the impact of COVID-19 and mandated restrictions on restaurant operations at the Federal, state and local levels, which resulted in a meaningful decline in traffic.

Domestic Same-Restaurant Sales

	QTD through March 8, 2020	Q1 2020
Applebee’s	3.2%	(10.6%)

IHOP	(0.6%)	(14.7%)

Domestic Same-Restaurant Sales (Week Ending)					April Sales Are Preliminary
	WE 3/8	WE 3/15	WE 3/22	WE 3/29	WE 4/5	WE 4/12	WE 4/19	WE 4/26
Applebee’s	1.9%	(15.8%)	(76.0%)	(80.6%)	(76.2%)	(76.5%)	(64.9%)	(64.4%)

IHOP	(3.9%)	(25.4%)	(75.3%)	(84.6%)	(81.5%)	(79.4%)	(76.3%)	(75.4%)

Off-Premise Sales Growth Comparison

●	Off-premise sales at both Applebee’s and IHOP increased significantly as a result of local and state government mandates, which placed restrictions on dine-in service.

Domestic Same-Restaurant Off-Premise Sales Growth
	Q1 2020	Q2 2020 QTD WE 4/26
Applebee’s	12.5%	121.6%

IHOP	15.7%	131.7%

Operating Update of Domestic Applebee’s and IHOP Restaurants

Applebee’s

As of March 31, 2020, 1,406 out of 1,657 domestic Applebee’s franchise restaurants were open, virtually all of which were open for only off-premise sales, comprised of take-out and delivery. Temporary closures accounted for 251 Applebee’s restaurants.

Off-premise sales accounted for 16.3% of sales mix for the first quarter of 2020, as compared to 13.0% of sales mix for the fourth quarter of 2019 and 13.0% of sales mix for the first quarter of 2019.

Delivery sales accounted for 4.8% of sales mix and take-out sales accounted for 11.5% of sales mix for the first quarter of 2020.

IHOP

As of March 31, 2020, 1,362 out of 1,709 domestic IHOP franchise and area license restaurants were open, of which approximately 1,158 were open only for off-premise sales, comprised of take-out and delivery. Temporary closures accounted for 347 IHOP restaurants.

Off-premise sales comprised 12.8% of sales mix in the first quarter of 2020, as compared to 10.1% of sales mix for the fourth quarter of 2019 and 9.5% of sales mix for the first quarter of 2019.

Delivery sales accounted for 3.7% of sales mix and take-out sales accounted for 5.9% of sales mix for the first quarter of 2020.

First Quarter of 2020 Summary

●	GAAP earnings per diluted share for the first quarter of 2020 were $1.31 compared to $1.73 for the first quarter of 2019.

●

Adjusted earnings per diluted share for first quarter of 2020 were $1.45 compared to $1.90 for the first quarter of 2019. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

●	IHOP’s reported system-wide sales for the first quarter of 2020 were $748.8 million compared to $873.1 million for the first quarter of 2019.

●	IHOP’s franchisees completed 28 remodels in the first quarter of 2020, bringing the total number of domestic restaurants remodeled to over 1,100 since the inception of the current program.

●	General and administrative expenses for the first quarter of 2020 declined 12.2% year-over-year to $37.6 million.

●	Net income for the first quarter of 2020 was $22.3 million compared to $31.6 million the first quarter of 2019.

●

Consolidated adjusted EBITDA for the first quarter of 2020 was $61.7 million. This compares to $74.7 million the first quarter of 2019. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

●	Cash flows from operating activities for the first quarter of 2020 were $29.6 million compared to $28.9 million for the first quarter of 2019.

●

Adjusted free cash flow for the first quarter of 2020 was $27.5 million, similar to the $27.7 million for the comparable period for 2019. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

●	During the first quarter of 2020, the Company repurchased 459,899 shares of its common stock for a total cost of $26.5 million and paid quarterly cash dividends totaling $11.5 million.

●

GAAP net income available to common stockholders was $21.6 million, or earnings per diluted share of $1.31, for the first quarter of 2020. This compares to net income available to common stockholders of $30.5 million, or earnings per diluted share of $1.73, for the first quarter of 2019. The decrease in net income was primarily due to a decline in gross profit. This was partially offset by the continued decline in general and administrative expenses. The decrease in gross profit was primarily due to a significant decrease in guest traffic resulting from government measures undertaken to stem the spread of COVID-19.

●

Adjusted net income available to common stockholders was $23.9 million, or adjusted earnings per diluted share of $1.45, for the first quarter of 2020. This compares to adjusted net income available to common stockholders of $33.7 million, or adjusted earnings per diluted share of $1.90, for the first quarter of 2019. The decrease in adjusted net income was primarily due to lower gross profit for the reasons described above. These items were partially offset by fewer weighted average diluted shares outstanding and lower general and administrative expenses. (See “Non-GAAP Financial Measures” below.)

●

General and administrative expenses were $37.6 million for the first quarter of 2020 compared to $42.8 million for the first quarter of 2019. The improvement was mainly due to lower compensation expenses.

GAAP Effective Tax Rate

Our effective tax rate for the first quarter of 2020 was 23.2%, essentially flat compared to the effective tax rate of 23.1% for the first quarter of 2019.

Financial Performance Guidance for 2020 Withdrawn

The Company disclosed on March 19, 2020 that it believes its consolidated financial results for 2020 could be materially impacted by the global impact from COVID-19. As a result, the Company withdrew its 2020 financial performance guidance issued on February 24, 2020. The Company assumes no obligation to update or supplement its financial performance guidance issued on February 24, 2020.

First Quarter of 2020 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on April 29, 2020 at 9:00 a.m. Pacific Time. To participate on the call, please dial (833) 528-0602 and enter the conference identification number 5548019. International callers, please dial (830) 221-9708 and enter the conference identification number 5548019.

A live webcast of the call will be available on the Company’s website, www.dinebrands.com, and may be accessed by visiting Events and Presentations under the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed from 12:00 p.m. Pacific Time on April 29, 2020 through 12:00 p.m. Pacific Time on May 6, 2020 by dialing (855) 859-2056 and entering the conference identification number 5548019. International callers, please dial (404) 537-3406 and enter the conference identification number 5548019. An online archive of the webcast also will be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar and IHOP brands. With over 3,600 restaurants combined in 17 countries and approximately 370 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on the Company; the effectiveness of related containment measures; general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues:

Franchise revenues:

Royalties, franchise fees and other	$83,314	$96,296

Advertising revenue	61,723	72,630

Total franchise revenues	145,037	168,926

Company restaurant sales	31,300	35,735

Rental revenues	29,009	30,711

Financing revenues	1,538	1,810

Total revenues	206,884	237,182

Cost of revenues:

Franchise expenses:

Advertising expenses	61,723	72,630

Bad debt expense (credit)	518	(467)

Other franchise expenses	7,209	8,140

Total franchise expenses	69,450	80,303

Company restaurant expenses	30,332	31,538

Rental expenses:

Interest expense from finance leases	1,210	1,529

Other rental expenses	21,323	21,095

Total rental expenses	22,533	22,624

Financing expenses	142	146

Total cost of revenues	122,457	134,611

Gross profit	84,427	102,571

General and administrative expenses	37,608	42,819

Interest expense, net	15,172	15,393

Amortization of intangible assets	2,826	2,924

Closure and impairment (credit) charges	(12)	194

(Gain) loss on disposition of assets	(233)	109

Income before income tax provision	29,066	41,132

Income tax provision	(6,738)	(9,489)

Net income	$22,328	$31,643

Net income available to common stockholders:

Net income	$22,328	$31,643

Less: Net income allocated to unvested participating restricted stock	(748)	(1,111)

Net income available to common stockholders	$21,580	$30,532

Net income available to common stockholders per share:

Basic	$1.33	$1.76

Diluted	$1.31	$1.73

Weighted average shares outstanding:

Basic	16,263	17,343

Diluted	16,470	17,690

Dividends declared per common share	$0.76	$0.69

Dividends paid per common share	$0.69	$0.63

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2020	December 31, 2019
Assets	(Unaudited)
Current assets:

Cash and cash equivalents	$344,560	$116,043

Receivables, gross	85,321	140,007

Less: allowance for credit losses	(4,906)	(3,138)

Receivables, net	80,415	136,869

Restricted cash	34,159	40,732

Prepaid gift card costs	27,563	36,077

Prepaid income taxes	7,039	13,290

Other current assets	6,254	3,906

Total current assets	499,990	346,917

Other intangible assets, net	572,449	575,103

Operating lease right-of-use asset	364,875	366,931

Goodwill	343,862	343,862

Property and equipment, net	211,835	216,420

Long-term receivables, gross	90,123	94,154

Less: allowance for credit losses	(8,375)	(8,155)

Long-term receivables, net	81,748	85,999

Deferred rent receivable	68,759	70,308

Non-current restricted cash	16,400	15,700

Other non-current assets, net	25,552	28,271

Total assets	$2,185,470	$2,049,511

Liabilities and Stockholders’ Deficit

Current liabilities:

Accounts payable	25,389	40,925

Gift card liability	120,187	159,019

Current maturities of operating lease obligations	72,508	72,815

Current maturities of finance lease and financing obligations	13,502	13,669

Accrued employee compensation and benefits	11,714	23,904

Dividends payable	12,739	11,702

Deferred franchise revenue, short-term	9,567	10,086

Other accrued expenses	24,972	25,792

Total current liabilities	290,578	357,912

Long-term debt	1,506,203	1,288,248

Operating lease obligations, less current maturities	355,160	359,025

Finance lease obligations, less current maturities	74,498	77,393

Financing obligations, less current maturities	35,944	37,682

Deferred income taxes, net	87,851	98,499

Deferred franchise revenue, long-term	56,046	56,944

Other non-current liabilities	15,567	15,582

Total liabilities	2,421,847	2,291,285

Commitments and contingencies

Stockholders’ deficit:

Preferred stock, $1 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—

Common stock, $0.01 par value; shares: 40,000,000 authorized; March 31, 2020 - 24,917,498 issued, 16,421,273 outstanding; December 31, 2019 - 24,925,447 issued, 16,521,921 outstanding	249	249

Additional paid-in-capital	252,443	246,192

Retained earnings	70,769	61,653

Accumulated other comprehensive loss	(58)	(58)

Treasury stock, at cost; shares: March 31, 2020 - 8,496,225; December 31, 2019 - 8,403,526	(559,780)	(549,810)

Total stockholders’ deficit	(236,377)	(241,774)

Total liabilities and stockholders’ deficit	$2,185,470	$2,049,511

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:

Net income	$22,328	$31,643

Adjustments to reconcile net income to cash flows provided by operating activities:

Depreciation and amortization	10,641	10,179

Non-cash stock-based compensation expense	4,038	4,107

Non-cash interest expense	655	1,118

Closure and impairment (credit) charges	(12)	194

Deferred income taxes	(10,491)	(1,149)

Deferred revenue	(1,417)	(1,877)

(Gain) loss on disposition of assets	(227)	109

Other	(1,293)	(2,099)

Changes in operating assets and liabilities:

Accounts receivable, net	12,077	(3,210)

Current income tax receivables and payables	6,443	(1,399)

Gift card receivables and payables	11,693	(890)

Other current assets	(2,347)	(2,570)

Accounts payable	(12,748)	1,826

Accrued employee compensation and benefits	(12,190)	(12,141)

Other current liabilities	2,495	5,088

Cash flows provided by operating activities	29,645	28,929

Cash flows from investing activities:

Principal receipts from notes, equipment contracts and other long-term receivables	5,544	5,260

Net additions to property and equipment	(5,084)	(4,717)

Proceeds from sale of property and equipment	6	400

Additions to long-term receivables	(1,511)	(395)

Other	(195)	(100)

Cash flows (used in) provided by investing activities	(1,240)	448

Cash flows from financing activities:

Borrowing from revolving credit facility	220,000	—

Repayment of revolving credit facilities	—	(25,000)

Dividends paid on common stock	(11,451)	(11,153)

Repurchase of common stock	(29,853)	(10,802)

Principal payments on finance lease obligations	(2,981)	(3,466)

Proceeds from stock options exercised	20,524	6,768

Tax payments for restricted stock upon vesting	(2,000)	(1,817)

Cash flows provided by (used in) financing activities	194,239	(45,470)

Net change in cash, cash equivalents and restricted cash	222,644	(16,093)

Cash, cash equivalents and restricted cash at beginning of period	172,475	200,379

Cash, cash equivalents and restricted cash at end of period	$395,119	$184,286

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Amortization of intangible assets; non-cash interest expense; closure and impairment charges; debt; nonrecurring restaurant costs; gain or loss on disposition of assets; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended
	March 31,
	2020	2019

Net income available to common stockholders, as reported	$21,580	$30,532

Amortization of intangible assets	2,826	2,924

Non-cash interest expense	655	1,118

Closure and impairment (credit) charges	(12)	194

Nonrecurring restaurant costs	—	61

(Gain) loss on disposition of assets	(233)	109

Net income tax provision for above adjustments	(809)	(1,146)

Net income allocated to unvested participating restricted stock	(83)	(112)

Net income available to common stockholders, as adjusted	$23,924	$33,680

Diluted net income available to common stockholders per share:

Net income available to common stockholders, as reported	$1.31	$1.73

Amortization of intangible assets	0.13	0.12

Non-cash interest expense	0.03	0.05

Closure and impairment (credit) charges	(0.00)	0.01

Nonrecurring restaurant costs	—	0.00

(Gain) loss on disposition of assets	(0.01)	—

Net income allocated to unvested participating restricted stock	(0.01)	(0.01)

Diluted net income available to common stockholders per share, as adjusted	$1.45	$1.90

Numerator for basic EPS-income available to common stockholders, as adjusted	$23,924	$33,680

Effect of unvested participating restricted stock using the two-class method	5	15

Numerator for diluted EPS-income available to common stockholders, as adjusted	$23,929	$33,695

Denominator for basic EPS-weighted-average shares	16,263	17,343

Dilutive effect of stock options	207	347

Denominator for diluted EPS-weighted-average shares	16,470	17,690

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash provided by operating activities to “adjusted free cash flow” (cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Three Months Ended
	March 31,
	2020	2019
	(In millions)

Cash flows provided by operating activities	$29.6	$28.9

Receipts from notes and equipment contracts receivable	3.0	3.5

Additions to property and equipment	(5.1)	(4.7)

Adjusted free cash flow	27.5	27.7

Dividends paid on common stock	(11.5)	(11.2)

Repurchase of Dine Brands Global common stock	(29.9)	(10.8)

	$(13.9)	$5.7

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income, adjusted for the effect of interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, closure and impairment charges, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U. S. GAAP measures to evaluate the performance of the company and to make certain business decisions.

	Three Months Ended
	March 31,
	2020	2019

Net income, as reported	$22,328	$31,643

Interest charges on finance leases	1,723	2,083

All other interest charges	16,242	16,642

Income tax provision	6,738	9,489

Depreciation and amortization	10,641	10,179

Non-cash stock-based compensation	4,037	4,107

Closure and impairment (credit) charges	(12)	194

(Gain) loss on disposition of assets	(233)	109

Other taxes	219	203

Adjusted EBITDA	$61,683	$74,649

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three months ended March 31, 2020 and 2019, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended
	March 31,
	2020	2019

Applebee’s

Effective Restaurants(a)

Franchise	1,697	1,762

Company	69	69

Total	1,766	1,831

System-wide(b)

Domestic sales percentage change(c)	(12.1)%	(1.4)%

Domestic same-restaurant sales percentage change(d)	(10.6)%	1.8%

Franchise(b)

Domestic sales percentage change(c) (e)	(12.1)%	(4.7)%

Domestic same-restaurant sales percentage change(d)	(10.6)%	1.6%

Average weekly domestic unit sales (in thousands)	$44.6	$49.6

IHOP

Effective Restaurants(a)

Franchise	1,660	1,657

Area license	161	156

Total	1,821	1,813

System-wide(b)

Sales percentage change(c)	(14.2)%	2.4%

Domestic same-restaurant sales percentage change, including area license restaurants(d)	(14.7)%	1.2%

Franchise(b)

Sales percentage change(c)	(14.3)%	2.3%

Domestic same-restaurant sales percentage change(d)	(14.7)%	1.1%

Average weekly unit sales (in thousands)	$31.7	$37.1

Area License (b)

Sales percentage change(c)	(13.8)%	2.7%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(a)

“Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company.

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three months ended March 31, 2020 and 2019 and sales by company-operated restaurants were as follows:

	Three Months Ended
	March 31,
	2020	2019
	(In millions)
Reported sales

Applebee’s domestic franchise restaurant sales	$918.2	$1,044.2

Applebee’s company-operated restaurants	31.3	35.7

IHOP franchise restaurant sales	684.8	798.8

IHOP area license restaurant sales	64.0	74.3

Total	$1,698.3	$1,953.0

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period.

(e)	The franchise sales percentage change for 2019 was impacted by the acquisition of 69 franchise restaurants in December 2018 now reported as company-operated.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table summarizes our restaurant development activity:

	Three Months Ended
	March 31,
	2020	2019
Applebee’s Restaurant Development Activity
Summary - beginning of period:

Franchise	1,718	1,768

Company restaurants	69	69

Total Applebee’s restaurants, beginning of period	1,787	1,837

Total franchise restaurants opened	—	—

Franchise restaurants permanently closed:

Domestic	(8)	(4)

International	(4)	(3)

Total franchise restaurants permanently closed	(12)	(7)

Net franchise restaurant reduction	(12)	(7)

Summary - end of period:

Franchise	1,706	1,761

Company	69	69

Total Applebee’s restaurants, end of period	1,775	1,830

Domestic	1,657	1,689

International	118	141

IHOP Restaurant Development Activity

Summary - beginning of period:

Franchise	1,680	1,669

Area license	161	162

Total IHOP restaurants, beginning of period	1,841	1,831

Franchise/area license restaurants opened:

Domestic franchise	6	6

Domestic area license	1	—

International franchise	2	—

Total franchise/area license restaurants opened	9	6

Franchise/area license restaurants permanently closed:

Domestic franchise	(6)	(11)

Domestic area license	(2)	(3)

International franchise	(2)	(1)

Total franchise/area license restaurants permanently closed	(10)	(15)

Net franchise/area license restaurant reduction	(1)	(9)

Summary - end of period

Franchise	1,680	1,663

Area license	160	159

Total IHOP restaurants, end of period	1,840	1,822

Domestic	1,709	1,697

International	131	125